Exhibit 99.1

Contact: Andre Scholz		Kiwibox.com, Inc.
Phone: 1-212-239-8210	FOR IMMEDIATE RELEASE
E-mail: ascholz@kiwiboxinc.com		www.kiwibox.com info@kiwibox.com

KIWIBOX.COM ENTERS SPANISH AND LATIN MARKETS – Launches Spanish Language Integration on Kiwibox.com and Kwick.de!

(May 25th, 2012) New York, NY – The Kiwibox network proudly announces the integration of Spanish language versions on its social networking websites. The US based platform Kiwibox and the European KWICK! now each support Spanish versions, and are creating their own place in Spanish and Latin markets. Through detection of members’ system settings, the social networking platforms will automatically update to Latin users’ preferred language, allowing for the full use of the Kiwibox community without language barriers.

Current and new users alike will be able to experience Kiwibox and KWICK! functionality in the Spanish language, retain the ability to interact with users of all languages, and most importantly connect with other native Spanish speaking users in an environment that celebrates culture and connectivity. This will make Kiwibox and KWICK! part of the handful of networks that support multilingual features on the site as a whole.

The Kiwibox network is excited about the growth potential of each site as there remains substantial growth potential in the online Spanish-speaking market; of the approximate global Spanish population of 423 million people, only 43% currently use the internet and even less (23%) use social networking on a daily basis.

Simultaneously, Kiwibox.com and KWICK!’s mobile application growth, and an upcoming multilingual version of the app, parlays directly into the Spanish language market on mobile platforms as well.

With over 10 million registered users, the Kiwibox network maintains its unique user-base through interaction via digital and event based formats, allowing for a breadth of new users to meet and develop friendships while experiencing exclusive benefits for membership alone. As the network continues to attract users from all walks of life, inclusion of a Spanish language version will further continue a pattern of providing an engaging and meaningful platform to further one’s social experience online alongside others who are looking for a distinct networking experience.

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About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In 2008, the company launched a new version, Kiwibox 2.0 and in October 2009 the company launched Kiwibox 3.0, shifting its audience focus from teenagers to young adults. On December 31, 2009, Kiwibox Media Inc. merged with Magnitude Information Systems and changed its name to Kiwibox.com, Inc., the New York-based social network. In the first quarter of 2011, Kiwibox.com acquired Pixunity.de, Half a year later Kiwibox.com successfully released an English-Version for the US-market, www.pixunity.com. On September 31st, 2011 Kiwibox.com acquired the German social network community Kwick!, and finalized the acquisition in May 2012. KWICK!’s functionality mirrors that of Kiwibox,com, and maintains an activity rate of more than 2 billion page impressions a month. Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB.OB.

330 West 38th Street
Suite 1602

10018 New York
New York, USA

phone: (212) 239-8210

fax: (212) 239-8422

Board of Directors:
André Scholz (CEO)
Joseph Tomasek

We are a social network
- more than a community